Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

COLAZAL® PEDIATRIC INDICATION APPROVED

- First 5-ASA Approved for Pediatric Use in Ulcerative Colitis -

RALEIGH, NC, December 20, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the U.S. Food and Drug Administration (FDA) has granted approval of the use of COLAZAL® (balsalazide disodium) Capsules 750 mg in pediatric patients between 5 to 17 years of age with ulcerative colitis. COLAZAL is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis.

Commenting on the approval, Carolyn Logan, President and Chief Executive Officer, stated, “This label expansion sets COLAZAL apart from all other 5-aminosalicyclic acid, or 5-ASA, products used to treat ulcerative colitis and makes COLAZAL the only 5-ASA approved for use in pediatric patients. We believe this approval speaks, in large part, to the tolerability of our unique, azo-bonded prodrug formulation of 5-ASA, which is specifically designed for 99% delivery of 5-ASA directly to the colon. We also believe that this approval again demonstrates the Company’s commitment to bring gastroenterologists the products needed to provide for all of their patients. This approval, combined with the September labeling approval which provides for the administration of COLAZAL as sprinkled over applesauce, should provide gastroenterologists with an option that increases their level of comfort and confidence in treating children.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis in patients 5 years of age and older. Safety and effectiveness of COLAZAL beyond 8 weeks in children (ages 5-17 years) and beyond 12 weeks in adults has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, adult patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. In pediatric patients, the following adverse events were most frequently reported: headache (15%); abdominal pain upper (13%); abdominal pain (12%); vomiting (10%); diarrhea (9%); colitis ulcerative (6%); nasopharyngitis (6%) and pyrexia (6%).

Salix also markets XIFAXAN®, VISICOL®, OSMOPREP™, MOVIPREP®, AZASAN®, ANUSOL-HC® and PROCTOCORT®. Balsalazide tablets, Granulated Mesalamine, SANVAR® (600 ug vials vapreotide acetate powder) and Xifaxan for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AZASAN® is a registered trademark of AAI Properties Inc.

MOVIPREP® is a registered trademark of Velinor A.G.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include competition, including potential generics, market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.